PARSONS/BURNETT, LLP

Attorneys

www.parsonslaw.biz
James B. Parsons	Robert J. Burnett
Admitted in Wa., Or. & CNMI	Admitted in Wa.
jparsons@pblaw.biz	rburnett@pblaw.biz
2070 Skyline Tower	505. W. Riverside Avenue, Suite 500
10900 NE Fourth Street	Spokane, Washington, 99201
Bellevue, Washington 98004	Ph: (509) 252-5066
Ph: (425) 451-8036	Fax: (509) 252-5067
Fax: (425) 451-8568

April 11, 2007

Board of Directors

Kranti Resouces, Inc.

Dear Gentlemen:

In my capacity as counsel for Kranti Resources, Inc. (the "Company"), I have participated in the corporate proceedings relative to the registration by the Company of a maximum of 2,000,000 shares of common stock as set out and described in the Company's Registration Statement on Form SB-2 under the Securities Act of 1933 (the "Registration Statement"). I have also participated in the preparation of the Registration Statement.

Based upon the foregoing and upon my examination of originals (or copies certified to our satisfaction) of such corporate records of the Company and other documents as I have deemed necessary as a basis for the opinions hereinafter expressed, and assuming the accuracy and completeness of all information supplied me by the Company, having regard for the legal considerations which I deem relevant, I opine that:

(1) The Company is a corporation duly organized and validly existing under the laws of the State of Nevada;

(2) The Company has taken all requisite corporate action and all action required with respect to the authorization, issuance and sale of common stock issued pursuant to the Registration Statement;

(3) The maximum of 2,000,000 shares of common stock, when distributed pursuant to the Registration Statement, will be validly issued, fully paid and nonassessable.

I hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the references to my firm in the Registration Statement.

Yours very truly,

PARSONS LAW FIRM

/s/ James B. Parsons

James B. Parsons